Exhibit 10.25

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS.  ASTERISKS DENOTE OMISSIONS.

LICENSE AGREEMENT

This License Agreement (“Agreement”) made this 26th day of July, 2010 (the “Effective Date”), by and between Oncomethylome Sciences, S.A. (“Onco”), having its principal office at Tour 5 GIGA niveau +3, Av. de I’Hopital 11, 4000 Liege, Belgium, and Exact Sciences Corporation (“Exact”), having its principal place of business at 441 Charmany Drive, Madison, WI 53719.

RECITALS

A.                                    Onco has exclusive rights to certain issued and pending patents related to the use of certain methylation markers for detection of cancer in fecal samples.

B.                                    Exact desires to obtain an exclusive license to such patents and know-how within a specified field upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.                                      Definitions.

1.1                               “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with, a party.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2                               “Complete Kit” means an in vitro diagnostic kit that (i) is labeled so as to clearly identify Exact as the manufacturer and/or sole producer of the product, in accordance with other comparable Exact products, if any, sold by Exact directly to Third Parties and (ii) incorporates all reagents and materials as are necessary to perform each assay from sample receipt through generation of results, including sample preparation, isolation of nucleic acid sequences and bisulfate treatment.

1.3                               “Complete Service” means the performance of a Licensed Service by Exact from sample receipt through reported results, including all steps and activities necessary to perform each assay, such as sample preparation, isolation of nucleic acid sequences and bisulfate treatment, etc.

1.4                               “Confidential Information” means any documents, materials or information of a proprietary or non-public nature about or held by a party.  For purposes of this Agreement, Confidential Information shall not include information that:  (1) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the receiving party; (2) is in the receiving party’s possession without obligation of confidentiality at the time of disclosure (as can be documented by written records) other than as a result of receiving party’s breach of any legal obligation or a prior confidential disclosure by or on behalf of the disclosing party; (3) becomes known to the receiving party through disclosure by sources other than the disclosing party which sources have the legal right to disclose such Confidential Information and which are under no obligation of confidentiality (either direct or indirect) to the disclosing party which respect to such Confidential Information; or (4) is independently developed by the receiving party without reference to or reliance upon the Confidential Information (as can be documented by written records).

1.5                               “Distributor” means a Third Party appointed by Exact to distribute, market and/or sell Licensed Products to End Users for use in the Licensed Field in accordance with this Agreement.

1.6                               “End User” means:  (i) with respect to Licensed Products, a hospital, clinic, physician, laboratory or other Third Party (but excluding a Distributor) which itself uses a Licensed Product for analysis of samples obtained from individuals; and (ii) with respect to Licensed Services, a physician, clinic or hospital who receives test results from Exact or its Affiliates.

1.7                               “FDA Approval” means approval by the U.S. Food and Drug Administration or its successor (the “FDA”) necessary for the distribution, marketing, promotion, use or sale of Licensed Product in the U.S. that is not conditioned on any other event (or if an approval is conditioned upon an event, then the occurrence of that event), provided, however, such other events shall specifically not include FDA requirements to conduct post marketing studies and any requirement for such post marketing studies shall not be deemed to delay the FDA Approval.

1.8                               “FDA Trial” means a prospective, controlled human clinical trial sponsored by Exact the results of which are intended for use in submission(s) for FDA Approval of a Licensed Product.

1.9                               “Improvement” means any issued or pending patent first conceived or reduced to practice (whether actually or constructively) by or otherwise acquired by Exact or its Affiliate(s) during the Term, (a) which claims an invention that cannot be practiced without infringing a claim of the Licensed Patents, or (b) which includes a claim that prevents the practice of any invention within the scope of a claim of the Licensed Patents; all to the extent that it has, or may acquire, the right to grant licenses, immunities, or other rights thereunder.

1.10                        “Licensed Patents” means the Onco Methylation Marker Patent Rights and the MSP Patent Rights.  The Licensed Patents cover Onco Methylation Markers and MSP, as designated on Exhibits A and B, respectively.

1.11                        “Licensed Field” means in vitro diagnostic (“IVD”) testing of fecal samples for detection of colorectal cancer and colorectal pre-cancer.  For avoidance of doubt, the Licensed Field:  (i) includes both IVD kits worldwide and lab developed tests offered in the U.S., on samples collected in the U.S., performed at Exact’s own

CLIA laboratories; and (ii) expressly excludes the Theranostics Field, the Scientific Research Field, clinical trial testing of or in relation to any therapeutic product that is commercialized or in clinical development, and clinical trial testing services for any therapeutic, diagnostic or other product.

1.12                        “Licensed Product” means a Complete Kit intended for use in the Licensed Field which, but for the licenses granted under this Agreement, would infringe a claim of a Licensed Patent (infringement shall include direct, contributory, or inducement to infringe).

1.13                        “Licensed Service” means commercial laboratory-based service testing intended for use in the Licensed Field which, but for the licenses granted under this Agreement, would infringe a claim of a Licensed Patent (infringement shall include direct, contributory, or inducement to infringe).

1.14                        “MSP” means methylation specific polymerase chain reaction (PCR), as covered by claims in the patent family U.S. 5,786,146 et seq. and any corresponding foreign patents or patent applications.

1.15                        “MSP Patent Rights” means the issued patents and patent applications listed on Exhibit B attached hereto and any renewals, divisions, continuations, extensions or reissues based thereof, and continuations-in-part to the extent the claims of the continuation-in-part are supported by the disclosure in the parent application and any new matter added to the continuation-in-part is unencumbered by a Third Party and supports the claims of the parent application, and any corresponding foreign patent applications, and any patents, patents of addition or other equivalent foreign patent rights issuing, granted or registered thereon.

1.16                        “Net Sales” means the gross amount invoiced, billed or received by or on behalf of Exact and its Affiliates on account of the sale of a Licensed Product, and the gross the amount received by Exact and its Affiliates on account of the performance or sale of a Licensed Service, in each case in any bona fide, arms-length transactions with Third Parties, less the following items, determined in accordance with Exact’s standard accounting methods as generally and consistently applied, to the extent not already reflected or deducted:  (i) discounts allowed and taken, not to exceed amounts customary in the trade; (ii) sales taxes, use taxes and duties, including import, export and excise duties imposed (but excluding income or value added taxes); and (iii) solely with regard to Licensed Products, (x) freight and insurance to the extent separately invoiced to and paid by the purchaser of such Licensed Product; (y) credits for returns, allowances or trades, actually granted, and (z) the gross amount invoiced, billed or received for any sample collection components included with or in a Complete Kit; provided that if such amount exceeds the lesser of six dollars ($6) or four percent (4%) of the gross amount invoiced, billed or received for the applicable Complete Kit, then any such excess shall be included in Net Sales.  For purposes of determining Net Sales, with regard to Licensed Products, “sale” or “sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including the use of the Licensed Patents and/or Licensed Products by Exact or any other person authorized by Exact.  Sales of Licensed Products shall be deemed consummated upon the first to occur of:  (a) delivery of product, (b) receipt of payment from the purchaser; and (c) sixty (60) days after invoicing the purchaser.

(a)                                 Sales to Distributors shall be considered bona fide, arms-length transactions to Third Parties to the extent that such Distributor purchases its requirements of such Licensed Products from Exact or its Affiliates at fair market value for resale and/or distribution, but does not otherwise make any royalty payment, or give any other consideration (in whatever form, including barter of property, lump sums payments, marketing, distribution, option or milestone payments, or any premium/discount paid over fair market value for securities), to Exact or its Affiliates, directly or indirectly, with respect to the Licensed Products or the intellectual property rights controlled by Exact or its Affiliates with respect to such Licensed Products or the Licensed Patents.

(b)                                 Net Sales with respect to sales in non-arms-length transactions will be computed as follows:  (i) for sales to Distributors, Net Sales shall be based on the gross amount invoiced, billed, or received by or on behalf of Distributor on account of the sale of Licensed Products to End Users in any bona fide, arms-length transaction (less the reductions permitted above under this Section 1.16); or (ii) for sales to all other Third Parties, at the average price of sale by Exact to End Users during the preceding three-month period; or, if no sale to an End User has yet occurred, at the non-discounted list price for the Licensed Product sold directly by Exact.  In the event that no list price has been established, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to such Licensed Product.

1.17                        “Onco Methylation Marker” means the methylation markers FOXE1, SYNE1, NDRG4 and TFPI2, as further described in the Onco Methylation Marker Patent Rights identified on Exhibit A; provided that, from and after the notice delivered by Exact pursuant to Section 2.5, at most two out of such four listed markers will continue as Onco Methylation Markers hereunder.

1.18                        “Onco Methylation Marker Patent Rights” means issued patents and patent applications listed on Exhibit A attached hereto and any renewals, divisions, continuations, extensions or reissues based thereof, and continuations-in-part to the extent the claims of the continuation-in-part are supported by the disclosure in the parent application and any new matter added to the continuation-in-part is unencumbered by a Third Party and supports the claims of the parent application, and any corresponding foreign patent applications, and any patents, patents of addition or other equivalent foreign patent rights issuing, granted or registered thereon; in each case to the extent that such patent or other right contains a claim that covers, and solely to the extent that any such claim covers, an Onco Methylation Marker(s); provided, however, that the method claims contained in the patent application titled “Improved Methods of Detecting Colorectal Cancer” (priority date 03-Feb-09) on Exhibit A (and the inventions disclosed and claimed therein) are expressly excluded to the extent that they relate to or cover the combination of (i) detection of epigenetic modification with (ii) detection of blood in samples.

1.19                        “Primary Onco Methylation Marker” means, with respect to a Licensed Product or Licensed Service, the use of an Onco Methylation Marker in such Licensed Product or Licensed Service, respectively, in which Vimentin is not used.

1.20                        “Royalty Base” means:  (i) for sales of a Licensed Product or Licensed Service which utilizes one or more Onco Methylation Marker(s) but not MSP, [***] of Net Sales attributable to such Licensed Product or Licensed Service, respectively, and (ii) for sales of a Licensed Product or Licensed Service which includes one or more Onco Methylation Marker(s) and MSP, [***] of Net Sales attributable to such Licensed Product or Licensed Service, respectively.

1.21                        “Scientific Research Field” means (i) scientific research, including, any in vitro or in vivo research studies directed to understanding biological sciences, high throughput screening and screening for new genetic targets for genetic polymorphisms or product development, and biomedical research directed to the identification and discovery of genetic targets for therapeutic or diagnostic purposes; and (ii) commercial research products and services, including any research use reagents and other research products marketed or commercialized for any specified use of the analysis results, disease indication, marker, marker set or application.

1.22                        “Supplementary Onco Methylation Marker(s)” as used herein in either singular or plural, means, with respect to a Licensed Product or Licensed Service, any Onco Methylation Marker used in such Licensed Product or Licensed Service, respectively, in which Vimentin is also used, and/or the second Onco Methylation Marker in such Licensed Product or Licensed Service, respectively, when more than one Onco Methylation Marker is used.

1.23                        “Term” has the meaning set forth in Section 9.1 below.

1.24                        “Theranostics Field” means the field of using and obtaining information from genetic and/or epigenetic and/or related tests to predict or determine patient prognosis or response to therapeutics, therapeutic procedures and/or other therapeutic medical treatments in oncology, including (a) treatment methods, processes and techniques concerning the use and administration or the appropriate dosage of therapeutics and monitoring of cancer recurrence and (b) the choice between or among therapeutic treatment options ( including predicting or determining the safety and/or toxicity of a given therapeutic treatment).

1.25                        “Third Party” means any entity or person other than Onco or any of its Affiliates, or Exact or any of its Affiliates.

2.                                      Licenses.

2.1                               Onco hereby grants to Exact a royalty-bearing, exclusive, non-sublicensable and non-transferable (except as expressly provided in this Agreement) right and license under the Onco Methylation Marker Patent Rights to:

(a)                                 make, have made, use, sell and have sold Licensed Products in the Licensed Field worldwide; and

(b)                                 perform Licensed Services in the Licensed Field in the United States and its territories (the “U.S.”) at Exact’s laboratory(ies), on samples collected in the U.S.

2.2                               Onco hereby grants to Exact a royalty-bearing, non-exclusive, non-sublicensable and non-transferable (except as expressly provided in this Agreement) right and license under the MSP Patent Rights to:

(a)                                 make, have made, use, sell and have sold Licensed Products in the Licensed Field worldwide; and

(b)                                 perform Licensed Services in the Licensed Field in the U.S. at Exact’s laboratory(ies), on samples collected in the U.S.;

in each case, solely to the extent necessary for Exact to practice the Onco Methylation Marker Patent Rights under Section 2.1.

2.3                               Each of the rights and licenses granted in Sections 2.1 and 2.2 are subject to the following:

(a)                                 The right to “have made” includes only the right to have Licensed Products manufactured through Exact’s toll manufacturers for Exact’s sole benefit, and will not be exercised in any manner that is for the purpose of avoiding the restrictions on sublicensing set forth in Sections 2.1 and 2.2.

(b)                                 The right to “have imported”, “have marketed” and “have sold” includes only the right for a Distributor to import, market and/or sell Licensed Products, and will not be exercised in any manner that is for the purpose of avoiding the restrictions on sublicensing set forth in Sections 2.1 and 2.2.  Any such grant of rights to a Distributor is further subject to the following conditions:  (i) such grant shall be pursuant to a written distribution agreement that contains terms and conditions that are not inconsistent with those contained in this Agreement; and (ii) such distribution agreement shall expressly exclude the grant of any license or rights under the Licensed Patents to manufacture, modify, duplicate, repackage, re-label or otherwise copy or reproduce any of the Licensed Products purchased by such Distributor for resale to End Users (iii) neither the proposed Distributor nor its Affiliates are involved, to Exact’s actual knowledge at the time such distribution agreement becomes effective, in any material litigation or adversarial proceedings with Onco or its Affiliates regarding the Licensed Patents or the subject matter of this Agreement.  Exact shall take reasonable efforts to enforce the terms of such distribution agreements with the Distributors.

(c)                                  The grants in Sections 2.1 and 2.2 are subject to the rights retained by the United States government in accordance with P.L. 96 517, as amended by P.L. 98-620; the rights, claims, and limitations, if any, granted to the government of the United States of America as set forth at 35 U.S.C. § 200 et seq., and 37 C.F.R. § 401 et seq., or similar regulations of any competent governmental authority; and the rights of The Johns Hopkins University (“JHU”) under the Master Licenses (as defined below) to make, have made, provide, and use, for the purposes of JHU, The John Hopkins Health System or any affiliate thereof, the JHU patent rights, including the ability to distribute any biological material covered under the JHU patent rights for nonprofit academic research use to non-commercial entities as is customary in the scientific community.

Except for the rights and licenses explicitly granted in Sections 2.1 and 2.2, no right, title or interest in or to the Licensed Patents, any inventions, methods, processes, designs or other matters subject to the Licensed Patents is granted, assigned or otherwise transferred to Exact pursuant to or by virtue of this Agreement or by implication, estoppel or otherwise.

2.4                               The rights and licenses grant in this Article 2 shall apply to any Affiliate of Exact.  If any Affiliate of Exact exercises rights under this Agreement, such Affiliate shall be bound by all terms and conditions of this Agreement, including indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between Onco and the Affiliate.  In addition, Exact shall remain fully liable to Onco for all acts and obligations of Affiliate such that acts of such Affiliate shall be considered acts of the Exact.

2.5                               Exact shall provide written notice to Onco no later than December 31, 2010, specifying:  (i) which Onco Methylation Markers it intends to use in Licensed Products and Licensed Services, provided that the total number selected may not exceed two (2) in the aggregate, and (ii) whether it intends to (a) utilize MSP in both its Licensed Products and Licensed Services or (b) not utilize MSP in either.  Upon the date of such notice, the Onco Methylation Marker Patent Rights for the Onco Methylation Markers which Exact does not elect to utilize, and the MSP Patent Rights if Exact does not elect to commercialize MSP, shall no longer be included in the rights and license grants under this Agreement.  In the event that such notice is not timely or properly delivered, this Agreement shall automatically terminate as of January 1, 2011, without further action or notice by either party.

2.6                               Exact shall use reasonable best efforts to develop, introduce into the commercial market, and continue to commercialize Licensed Products and Licensed Services in the Licensed Field, consistent with FDA guidance and sound and reasonable business practice and judgment, and with the goal of maximizing the returns to both Exact and Onco from the activities undertaken pursuant to this Agreement.  Without limiting the generality of the first sentence of this Section 2.6, Exact shall satisfy each of the following milestones (each a “Milestone”):

(a)                                 Exact shall commence an FDA trial of a Licensed Product prior to January 1, 2012; provided that Exact may extend such deadline to January 1, 2013 with a payment of seventy-five thousand dollars ($75,000) to Onco on or prior to January 2, 2012.

(b)                                 Exact shall complete the first commercial sale of an FDA-approved Licensed Product on or before the date that is the earlier of (i) 32 months from the commencement of the first FDA Trial, (ii) three months from FDA Approval, or (iii) December 1, 2015.

Without limiting Article 9, in the event Exact fails to achieve a Milestone, Onco shall have the right to terminate this Agreement as its sole remedy for Exact’s failure to achieve such Milestone.

3.                                      Royalties; Milestone Payments.

3.1                               Upon execution of this Agreement by both parties, Exact shall pay Onco a non-refundable, non-creditable license fee of one hundred thousand dollars ($100,000).  In the event Exact notifies Onco Pursuant to Section 2.5 that it intends to utilize MSP, Exact shall pay Onco an additional non-refundable, non-creditable license fee of one hundred thousand dollars ($100,000) on the date of such notice.

3.2                               Exact shall pay Onco a minimum annual royalty fee equal to one hundred thousand dollars ($100,000) within thirty (30) days following the first and each subsequent anniversary of the Effective Date; provided that Exact may temporarily defer the date of payment of such annual minimum royalty fees until the commencement of the second calendar year following the year in which Exact makes the first commercial sale of an FDA-approved Licensed Product, such aggregate deferred fees to be subject to a credit for milestone fees and royalties actually paid prior to such second calendar year.  Thereafter (i.e. from and after the commencement of such second calendar year), milestone payments accrued tinder Section 3.3 and running royalties accrued under Section 3.4, in each case only to the extent paid to Onco during the one year period preceding an anniversary of the Effective Date, shall be credited against the minimum annual royalty fee due on that anniversary date; provided, however that, except as specified in the first sentence of this Section, no payment shall be carried forward or credited against royalties payable for any other calendar period or credited against any other amounts due (and no payment amounts shall be credited more than once against the same royalty amount).

3.3                               Exact shall pay Onco the following milestone payments, payable within forty-five (45) days following the occurrence of the applicable milestone:

(a)                                 Upon first commercial sale of a Licensed Product after receipt of FDA Approval:  (i) one hundred thousand dollars ($100,000) if such Licensed Product incorporates Onco Methylation Markers but not MSP; or (ii) two hundred thousand dollars ($200,000) if such Licensed Product incorporates Onco Methylation Markers and MSP.

(b)                                 Upon reaching total aggregate Net Sales of ten million dollars ($10,000,000) for Licensed Products and Licensed Services which include Onco Methylation Markers but not MSP:  one hundred fifty thousand dollars ($150,000).  Upon reaching total sales of ten million dollars ($10,000,000) for Licensed Products and Licensed Services which include Markers and MSP:  three hundred thousand dollars ($300,000).

(c)                                  Upon reaching total aggregate Net Sales for Licensed Products and Licensed Services of fifty million dollars ($50,000,000):  seven hundred and fifty thousand dollars ($750,000).

(d)                                 Upon reaching total aggregate Net Sales for Licensed Products and Licensed Services of fifty million dollars ($50,000,000) in a single calendar year:  one million dollars ($1,000,000).

3.4                               Exact shall pay Onco a running royalty on Net Sales, calculated against the Royalty Base, at the applicable royalty rates determined based on the Onco Methylation Markers included in the Licensed Product and/or Licensed Service and the rights to MSP, as follows:

(a)                                 In the event that Exact elects to discontinue its right and license to MSP in the notice provided by Exact pursuant to Section 2.5, the royalty rate shall equal:

[***]%          of the Royalty Base if the applicable Licensed Product or Licensed Service includes one Supplementary Onco Methylation Marker but no other Onco Methylation Marker; or

[***]%           of the Royalty Base if the applicable Licensed Product or Licensed Service includes two Supplementary Onco Methylation Markers; or

[***]%           of the Royalty Base if the applicable Licensed Product or Licensed Service includes a Primary Onco Methylation Marker but no other Onco Methylation Marker; or

[***]%          of the Royalty Base if the applicable Licensed Product or Licensed Service includes a Primary Onco Methylation

Marker and a Supplementary Onco Methylation Marker.

(b)                                 In the event that Exact elects to continue its right and license to MSP in the notice provided by Exact pursuant to Section 2.5, the royalty rate payable shall equal:

[***]%           of the Royalty Base if the applicable Licensed Product or Licensed Service includes one Supplementary Onco Methylation Marker but no other Onco Methylation Marker; or

[***]%           of the Royalty Base if the applicable Licensed Product or Licensed Service includes two Supplementary Onco Methylation Markers; or

[***]%          of the Royalty Base if the applicable Licensed Product or Licensed Service includes a Primary Onco Methylation Marker but no other Onco Methylation Marker; or

[***]%           of the Royalty Base if the applicable Licensed Product or Licensed Service includes a Primary Onco Methylation Marker and a Supplementary Onco Methylation Marker.

(c)                                  Notwithstanding the foregoing in this Section 3.4, for Net Sales attributable to sales to Distributors, each of the foregoing rates in this Section 3.4 shall be increased by a factor of 1.5 (i.e. 1/(1-.335)).  An annual review of such factor will be conducted to adjust the rate up or down as necessary based upon changes in the percentage of Distributor net revenue received by Exact (i.e. the actual gross margin of the Distributor(s)).

3.5                               Notwithstanding the foregoing provisions of this Article 3 and without limiting the terms of Section 1.16, the following payment conditions shall apply:

(a)                                 Exact will not pay a royalty for a reasonable amount, consistent with prevailing industry practices, of transfers (non-sale) of Licensed Products to a Third Party for evaluation purposes only, provided that Exact does not receive any compensation or consideration, directly or indirectly, with respect to such transfers;

(b)                                 Regardless of the number of Licensed Patent claims covering a unit of the Licensed Product or Licensed Service, Exact shall pay only one royalty with respect to that same unit.

(c)                                  Exact shall not pay a royalty on any sales of Licensed Product between Exact and its Affiliates which are intended for resale.

4.                                      Royalty Payments, Reporting and Other Obligations

4.1                               Royalty payments will be due quarterly within thirty (30) days following the end of each calendar quarter with respect to Net Sales during the preceding calendar quarter.  Each payment shall be accompanied by a written report to Onco detailing the royalty calculation as specified in Section 3.4, including the Net Sales and quantity of each Licensed Product sold per country (shown separately for Distributor sales), the calculation of the Royalty Base, and such additional detail as may be reasonably requested by Onco (including information necessary to appropriately calculate its royalty obligations under the Master Licenses), but in no event shall Exact be required to disclose to Onco the name or contact information of any customer.

4.2                               Until Exact has achieved a first commercial sale of an FDA-approved Licensed Product, Exact will provide on a semi-annual basis to OMS (within forty-five (45) days of the end of each of the second and fourth calendar quarters) a written report describing Exact’s diligent and good faith efforts to develop and introduce Licensed Product into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment.  Each such report will include without limitation, (a) the nature and extent of the work completed to commercialize the Licensed Product, (b) the product development, regulatory, reimbursement, marketing, and commercialization plans and strategies to be implemented in the next quarter to commercialize Licensed Product, and (c) an updated estimated date by which Exact will first commercialize Licensed Product.

4.3                               Exact shall keep correct and complete books and records containing all information required for the computation and verification of the amounts to be paid hereunder.  At the request of Onco, Exact shall permit an independent, certified public accountant selected and paid by Onco upon reasonable notice, and upon the execution of Exact’s standard confidentiality agreement, to have access during normal business hours to such records as may be necessary to determine the correctness of any report and/or payment made or payable pursuant to this Agreement.  Such accountant shall not disclose to Onco any information related to the business or trade secrets of Exact, except that which should properly have been contained in any report hereunder.  Any information disclosed by the accountant to Onco shall not be used for any purpose other than the verification of the royalty payments due hereunder.  Onco shall bear the cost of the examination, unless such examination reveals that Exact has underpaid Onco by an amount equal to or exceeding five percent (5%) during any quarter, in which event Exact shall be responsible for such costs.  As a condition to entering into any such agreement, Exact shall include in any agreement with its Affiliates which permits such party to make, use, sell or import the Licensed Products and/or Licensed Services, a provision requiring such party to retain records of sales and other information as required in Section 3.5 and permit Onco to inspect such records as required by this Section.

4.4                               Any payments to be made by Exact to Onco under this Agreement shall be made without deduction of any bank or transfer charges.  Onco shall pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement.  Amounts payable under this Agreement shall be paid by Exact without deduction for any tax or duty levied outside Onco’s country (Belgium); provided, however, that Exact shall have the right to withhold income tax (and other withholding tax) as required by applicable tax laws.  In the case of such withholding being applicable, Onco may apply for a reduced rate of withholding tax under any applicable tax treaty with the reasonable assistance of Exact, and provided that evidence of acceptance of this claim is submitted to Exact before payment is due, Exact shall apply the reduced rate accordingly.  If applicable laws require that taxes be withheld, Exact will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send official receipts issued by the appropriate taxing authority evidencing such payment to Onco promptly following that payment.

4.5                               All references to monetary amounts in this Agreement are in US dollars.  All payments under this Agreement shall be made in Euros.  In the case of sales invoiced in a currency other than the Euro, the rate of exchange to be used in computing the amount of currency equivalent in Euros due Onco shall be calculated using Exact’s then-current standard exchange rate methodology applied in its external reporting (which is ultimately based on official, internationally recognized third-party rates such as the European Central Bank) for the conversion of foreign currency sales, consistently applied.  Checks are to be made payable to “ONCOMETHYLOME SCIENCES SA”.  Wire transfers may be made through:

Wire info: BANK:	ING Bank
Marnixlaan 24 B-1000 Brussels
SWIFT-Code: Account No.:	BIC BBRUBEBB BE89 3101 8015 8085

OncoMethylome Sciences, SA Tour 5 GIGA Avenue de I’Hopital 11 4000 Liege Belgium

Exact shall be responsible for any and all costs associated with wire transfers.

4.6                               In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate.  Each such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of Onco to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including termination of this Agreement as set forth in Section 9.3.

4.7                               To the extent commercially feasible and consistent with prevailing business practices, Exact shall, and it will require each of its Distributors to, mark all Licensed Products with the appropriate patent information, consistent with the provisions of 35 U.S.C. 287.

4.8                               Neither Exact nor any of its Affiliates or Distributors shall sell or otherwise transfer to any Third Party any Licensed Products except pursuant to a label license requiring such party to use such Licensed Product only in the Licensed Field and not for other purposes without obtaining a separate license from Onco.  Onco shall be listed as a licensor in such label license.  Onco and Exact shall agree in good faith on the specific wording of such label license, the initial form of which has been agreed to between the parties, as set forth on Exhibit C hereto.  The fact that the Licensed Products are sold only under the label license shall be stated clearly in Exact’s marketing materials, catalogs and the like.  Exact shall provide Onco with samples of proposed packaging and marketing materials for Onco’s review and approval solely with respect to the label license.  Exact will cooperate with Onco and take all reasonable steps requested by Onco to ensure the enforceability of the terms of the label license.  It is understood and agreed that Onco is an intended beneficiary of the terms of the label license.  Exact agrees, upon Onco’s request, to provide reasonable cooperation to assist Onco in enforcing the terms of the label license, at Onco’s cost.

4.9                               In exercising the license granted tinder this Agreement, Exact will comply with all applicable laws, rules, regulations, orders and other requirements of any governmental authority having jurisdiction.  Without limiting the generality of the foregoing, Exact will be solely responsible for obtaining all governmental and regulatory approvals, authorizations, licenses and permits necessary to manufacture, distribute, market, sell, export and import the Licensed Products and Licensed Services.

4.10                        To the fullest extent permitted by applicable law, neither Exact nor any of its Affiliates will contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other person or entity to contest or challenge, the validity of any of the Patent Rights.  Without limiting or waiving any rights and remedies, legal or equitable, available to Onco, Onco may terminate this Agreement immediately in the event that Exact or any of its Affiliates institutes legal or other formal proceedings contesting or otherwise challenging, or assists or encourages any other person or entity to so contest or challenge, the validity of any of the Patent Rights.  In the event that Exact becomes or is made aware that a Distributor is contesting or otherwise challenging (e.g., in any legal action or otherwise), or is assisting or encouraging any other person or entity to contest or challenge, the validity of any of the Patent Rights, Exact shall promptly inform Onco thereof in writing and Exact shall immediately terminate such agreement and/or all distributorship rights with respect to Licensed Products.  Further, each such distributorship agreement shall include a provision permitting Exact to observe its obligations tinder this Section 4.10.

5.                                      Warranties

5.1                               Onco represents and warrants that:  (i) it has exclusive rights in the Licensed Patents pursuant to the license agreements described on Exhibit D (the “Master Licenses”) and has the power and authority to grant the licenses provided for in this Agreement, (ii) that it has provided Exact with true copies of the Master Licenses with reasonable redaction of certain Confidential Information, including any and all amendments thereto, (iii) that there has been no breach of any term or condition of the Master Licenses, and (iv) during the Term, with regard to those Master Licenses that are the subject of the rights licensed hereunder, it shall use commercially reasonable efforts to maintain in full force and effect and fully perform its obligations under such Master Licenses, it shall not exercise any right to itself terminate such Master Licenses, it shall keep Exact frilly informed of any notice of alleged breach it receives from JHU with respect to such Master Licenses, and it shall not, without the prior written consent of Exact not to be unreasonably withheld or delayed, amend or modify such Master Licenses if such amendment or modification would materially adversely affect Exact’s rights or benefits under this Agreement.

5.2                               Each party represents and warrants to the other corporate party that:  (a) it is duly organized and validly existing and in good standing, in each case, under the laws of the jurisdiction of its incorporation; (b) it has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations and to grant the rights granted and intended to be granted under this Agreement; (c) it has taken all corporate action necessary to authorize the execution, delivery and performance by it of this Agreement; (d) this Agreement constitutes a valid and binding agreement of it enforceable against it in accordance with its terms; (e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any material agreement to which it is a party; or (iii) violate any law in any material respect expressly required by this agreement to be complied with or, to its knowledge, violate any other law; and (f) it shall comply with all laws, rules and regulations to the extent applicable to its performance under this Agreement.

5.3                               EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, ONCO MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO EXACT, AND ONCO EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER IMPLIED OR STATUTORY OR ARISING OUT OF CUSTOM OR COURSE OF

DEALING OR USAGE OF OR IN THE TRADE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.4                               THE LICENSED PATENTS ARE PROVIDED “AS IS” AND NEITHER JHU, THE INVENTORS (AS DEFINED BELOW) NOR ONCO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.  JHU, THE INVENTORS, AND ONCO DISCLAIM ALL WARRANTIES WITH REGARD TO LICENSED PRODUCTS, INCLUDING ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU, THE INVENTORS, AND ONCO DISCLAIM ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU, THE INVENTORS AND ONCO, FOR DAMAGES, INCLUDING INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU, THE INVENTORS, OR ONCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, MAINTENANCE, USE, OR SALE OF THE LICENSED PRODUCTS.  EXACT AND ITS AFFILIATES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A LICENSED PRODUCT MANUFACTURED, USED, OR SOLD BY OR ON BEHALF OF EXACT OR ITS AFFILIATES.

5.5                               EXACT IS AWARE THAT IN ORDER TO PRACTICE ANY OR ALL OF THE LICENSED PATENTS, IT MAY BE NECESSARY TO OBTAIN ADDITIONAL LICENSES TO OTHER PATENTS OR INTELLECTUAL PROPERTY.  EXACT HAS HAD THE OPPORTUNITY TO REVIEW OR HAS REVIEWED THE LICENSED PATENTS TO VERIFY THE SUITABILITY OF THE LICENSED PATENTS FOR EXACT’s INTENDED PURPOSE AND IS NOT RELYING ON ANY STATEMENTS OF ONCO WITH RESPECT TO THE FOREGOING.

5.6                               EXACT SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY TO THIRD PARTIES CONTRARY TO THE LIMITATIONS ON WARRANTIES AND REPRESENTATIONS GIVEN BY ONCO.

5.7                               THE LIMITATIONS SET FORTH ABOVE IN THIS ARTICLE 5 SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON.

6.                                     Limitation of Liability and Remedies; Indemnification; Insurance.

6.1                               NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.  THE FOREGOING LIMITATIONS ARE APPLICABLE NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.  THE FOREGOING LIMITATIONS

SHALL NOT APPLY WITH RESPECT TO THE INDEMNITY OBLIGATIONS OF THE PARTIES AS SET FORTH IN THIS ARTICLE 6.

6.2                               Exact shall defend, indemnify, and hold harmless Onco and its employees, officers, and directors (herein “Onco Indemnitees”) from and against any and all claims, demands, judgments, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) (“Liability”) Onco Indemnitees may suffer, pay, or incur as a result of any claims, demands or actions against any of the Onco Indemnitees, regardless of the legal theory asserted, arising or alleged to arise out of or in connection with Exact’s, its Affiliates’ or Distributors’ manufacture, testing, design, use, sale, or labeling of any Licensed Products or Licensed Services or any obligation, representation or warranty of Exact hereunder or any breach by Exact of this Agreement, unless such Liability arises or is alleged to arise out of or in connection with Onco’s negligence or willful misconduct or breach of this Agreement, except to the extent covered by Onco’s indemnity obligations under Section 6.4.  Exact’s obligations under this section shall survive the expiration or termination of this Agreement for any reason.

6.3                               Distributive Chain Liability and Indemnity.  Neither JHU nor the individuals listed as inventors of the inventions disclosed in the claims of the JHU patent rights (the “Inventors”) shall have any control, by this Agreement or otherwise, over the manner in which Exact or those operating for its account or third parties who purchase Licensed Products or Licensed Services from any of the foregoing entities, develop, manufacture, market, or practice the inventions disclosed in the claims of the JHU patent rights or the Licensed Products or Licensed Services.  Exact shall indemnify, defend (with counsel reasonably acceptable to JHU, the Inventors, or Onco as applicable), and hold harmless JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, agents, faculty, employees, and students, the Inventors, against and from any judgments, fees, expenses, or other costs arising from or incidental to any product liability based on use of the Licensed Products whether or not JHU or the Inventors, either jointly or separately, are named as a defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property.  The obligation of Exact to indemnify, defend, and hold harmless in this section shall survive the expiration or termination for any reason of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

6.4                               Onco shall defend, indemnify, and hold harmless Exact and its employees, officers, and directors, (herein “Exact Indemnitees”) from and against any and all Liability that Exact Indemnitees may stiffer, pay, or incur as a result of any claims, demands or actions against any of the Exact Indemnitees, regardless of the legal theory asserted, arising or alleged to arise out of or in connection with Onco’s breach of this Agreement, unless such Liability arises or is alleged to arise out of or in connection with Exact’s negligence or willful misconduct, except to the extent covered by Exact’s indemnity obligations under Section 6.2.  Onco’s obligations under this section shall survive the expiration or termination of this Agreement for any reason.

6.5                               Whenever an indemnified party has information from which it may reasonably conclude an incident has occurred which could give rise to any Liability under this Article 6, such indemnified party shall promptly give written notice to the indemnifying party of all pertinent data surrounding such incident and, in the event a claim for Liability is made or suit is brought, all indemnified parties shall assist the indemnifying party and cooperate in gathering information and in investigating and defending such claim or suit.  No indemnified party shall, except at its own cost, voluntarily make any payment or incur any expenses in connection with any such claim for Liability without the prior written consent of the indemnifying party.  In addition, the indemnifying party may, at its sole discretion, and at its own expense, carry out the sole management, defense and settlement of such claim or suit, and shall provide attorneys of its sole choosing to defend against any such claim or suit.

6.6                               Prior to the commencement of human clinical trials and the manufacture or sale of a Licensed Product or the provision of a Licensed Service, and at all times thereafter during the term of this Agreement and for at least four (4) years following termination, Exact shall obtain and maintain appropriate general liability and product liability insurance at an overall level, incident level, and deductible amount as are standard in the industry at such time (but in no case will the incident level be less than $5 million and the overall level be less than $5 million).  Such coverage(s) shall be purchased from a carrier or carriers having an A.M.  Best rating of at least A- (A minus) and shall name Onco as an additional insured.  Exact shall provide to Onco a Certificate of Insurance evidencing compliance with this provision prior to the commencement of manufacture or sale of any Licensed Product, and shall thereafter provide to Onco evidence reasonably satisfactory to it that such insurance continues to be maintained.  Exact is responsible for ensuring that Onco is notified at least thirty (30) days prior to cancellation or reduction in coverage of the foregoing Insurance.

7.                                      Patent Prosecution and Maintenance Fees:

7.1                               As between the parties, Onco shall retain sole control of the prosecution and maintenance of all Licensed Patents, subject to the rights retained by JHU tinder the Master Licenses.  Onco will use commercially reasonable efforts to take, or to ensure that JHU takes, all actions necessary to complete and pursue patent filings and issuance of patents, and make all filings and paying all fees required for the maintenance of all Licensed Patents.  Exact shall reimburse Onco for a portion of the foregoing costs incurred during the Term equal to:  (i) seventy-five percent (75%) for reasonable costs related to Onco Methylation Marker Licensed Patents which Exact elects to license under this Agreement and (ii) ten percent (10%) for reasonable costs related to MSP Licensed Patents which Exact elects to license tinder this Agreement.

7.2                               Subject to the rights retained by JHU under the Master Licenses, Onco shall keep Exact fully informed regarding the prosecution of the Licensed Patents, including:  a) any upcoming deadlines for the patent filings, b) any decision not to file for patent protection; c) any communication between a Onco patent agent/attorney and a patent office with respect to Licensed Patents, pending applications, renewals, disputes and other actions pertaining to Licensed Patents.  Onco shall give Exact reasonable access to all documentation, filings and written communications to and from the respective patent agents and patent offices.  Onco shall give due consideration to all suggestions and comments of Exact regarding any aspect of patent prosecution relating to the Licensed Patents.

7.3                               Subject to the rights retained by JHU under the Master Licenses, if Onco, after reasonable notice to Exact, decides to abandon a patent filing or decides not to pay maintenance fees in any particular country, then Exact may maintain the patent or pay the maintenance fees (and any payments made by Exact in connection with such application or maintenance shall reduce dollar for dollar the royalty payments due and payable by Exact pursuant to the terms of this Agreement for Net Sales in the applicable country; provided that, in no event, shall the royalties payable to Onco be reduced by more than fifty percent (50%) in a calendar quarter) and Onco shall abandon all and retain no further rights in the patent or application.

8.                                      Enforcement of Licensed Patents.

8.1                               If either Onco or Exact knows of any actual or threatened infringement or misappropriation by a Third Party of any Licensed Patents in the Licensed Field, then that party shall notify the other party in writing promptly of such actual or threatened infringement or misappropriation.

8.2                               Subject to the rights retained by JHU under the Master Licenses, Exact shall have the first right to take legal action to enforce the Licensed Patents in the Licensed Field by written notice to Onco no later than sixty (60) days following the notice of infringement, in which event Exact shall bear all of the costs of such enforcement and shall be entitled to retain all proceeds recovered from the Third Party, provided that (i) Exact shall pay out of such proceeds to Onco such amount as is actually required to be passed through to JHU under the applicable provision(s) regarding recovery under the Master Licenses and (ii) the net proceeds (i.e., total consideration received by Exact from any Third Party less Exact’s costs in enforcing the Licensed Patents) shall be considered Net Sales subject to the payment of royalties to Onco.  In the event Exact does not elect to enforce the Licensed Patents against the infringer, Onco may thereafter pursue such enforcement at its expense and retain any proceeds of such action.

8.3                               Onco and Exact shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning the Licensed Patents in the Licensed Field.  However, if a suit is defended or action brought by a party, the party cannot settle or consent to judgment or voluntarily dispose of the suit or action without the consent of the other party (including JHU as and to the extent applicable); provided the consent is not unreasonably withheld or delayed.

8.4                               If a party takes legal action pursuant to this Article 8, then the other party shall fully cooperate and provide such assistance as is reasonably requested.  Either party may participate in legal action taken by the other with its own attorneys at its own expense.

9.                                      Term and Termination.

9.1                               Unless otherwise terminated in accordance with any other provision of this Article 9, the term of this Agreement (the “Term’’), as well as its obligations to pay royalties, shall commence on the Effective Date and shall end on the date that all Licensed Patents have expired or are no longer in effect.

9.2                               Exact may terminate this Agreement by providing Onco with written notice at least ninety (90) days prior to the expiration of the then current Term.

9.3                               This Agreement may be terminated by either party in the event of a breach by the other party, upon not less than sixty (60) days prior written notice, provided that such termination may not take place if within such period the party in breach has remedied such breach.

9.4                               Termination of this Agreement for any reason shall be without prejudice to any other remedies to which either party is or thereafter becomes entitled hereunder and shall not affect any obligations or rights accrued before termination hereunder or the provisions of this Agreement which by their nature require performance following termination of this Agreement shall survive the expiration or termination of this Agreement.  Notwithstanding anything herein to the contrary, upon termination of this Agreement for any reason, Exact shall immediately pay to Onco any accrued, non-credited amounts that had been previously deferred under the terms of Section 3.2.

9.5                              In the event that this Agreement is terminated by Exact pursuant to Section 9.2 or by Onco for Exact’s breach pursuant to Section 9.3, Exact shall and hereby does automatically grant to Onco a worldwide, fully paid-up, irrevocable non-exclusive right and license, with rights to sublicense through multiple tiers, under the Improvements solely as and to the extent required by Onco to practice the Licensed Patents.

10.                               Miscellaneous

10.1                        Confidentiality.  Neither party, without the express written consent of the other party, may disclose to third parties any Confidential Information of the other party.  A breach in confidentiality shall give the other party the right to immediately terminate this Agreement.  Notwithstanding the foregoing, either party may disclose the Confidential Information of the other party if required by law, regulation or subpoena to do so, in which case the party making the disclosure shall provide the other party with prompt written notice of such requirement so that the other party may seek confidential treatment of its Confidential Information, and the party making the disclosure shall reasonably cooperate with such efforts.

10.2                        Press Releases.  The parties agree to issue a mutually agreed upon joint press release within twenty-fora- (24) hours of the Effective Date, announcing this Agreement and the activities contemplated by this Agreement, substantially in the form attached hereto as Exhibit E.  Onco will be responsible for translating into a foreign language any press release that is required or advisable to be issued in such language.  In addition, the parties agree to issue a joint press release within twenty-four (24) hours of the first announcement of clinical results on an assay that includes Onco Methylation Marker(s).

10.3                        Use of Name.  Neither Exact nor its Affiliates or Distributors shall use the name of OncoMethylome Sciences or The Johns Hopkins University (including The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of JHU inventors) in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of Onco.  Exact shall allow at least seven (7) business days notice of any proposed public disclosure for Onco’s review and comment or to provide written consent.  Neither OncoMethylome Sciences or The Johns Hopkins University (including The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of JHU inventors) nor its affiliates shall use the name of Exact in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of Exact.

10.4                        Remedies.  The parties acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of any of a party’s obligations tinder this Agreement involving intellectual property or Confidential Information.  The parties therefore agree that in addition to any other remedies available hereunder, by law or otherwise, either party will be entitled to seek injunctive relief against any such breach or threatened breach by the other party of such obligations.

10.5                        Assignment.  This Agreement will inure to the benefit of, and be binding upon, the successor and assigns of both parties, but no assignment by either party will have any force or validity whatsoever, except, unless and until approved in writing by the other party, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without consent to a Third Party in connection with a merger or sale transaction involving substantially all of the party’s assets relating to this Agreement; provided, however, that any such assignment by Exact shall be subject to, as a condition precedent to such assignment and/or delegation, the provision by the Exact to Onco of (i) prior written notice of the assignment or delegation and the name, address, and other contact information of the assignee, (ii) certified copies of the organizational documents of the assignee, and (iii) a written assumption agreement (reasonably satisfactory to Onco) signed by the assignee.  Any purported assignment of rights or delegation of performance in violation of this Section is void.  Despite any delegation, the delegating Party remains liable for any performance it delegated.

10.6                        Governing Law and Venue.  This Agreement shall be interpreted in accordance with the State of New York without reference to its conflicts of laws provisions.

10.7                        Notice.  All notices or communications that either party may desire, or be required, to give to the other will be in writing and will be deemed to have been duly served if and when delivered by courier to such address of the party appearing above, or to such other address as may be specified by a party in a notice to the other.

10.8                        Entire Understanding.  This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the subject matter hereof, and is not subject to change or modification except by the execution of a written instrument subscribed to by authorized representatives of the parties.

10.9                        Relationship of the parties.  Neither this Agreement nor any activities of the parties pursuant to this Agreement shall be deemed to establish any partnership, agency, joint development project or joint venture between the parties.

10.10                 Headings; Interpretation.  The headings of the articles of this Agreement are merely to facilitate reference and shall have no bearing on the interpretation of any of the provisions of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” in this Agreement means including without limitation.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  Words in the singular in this Agreement include the plural and vice versa.

10.11                 Non-Waiver.  The failure of either party to exercise any right hereunder or to insist upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right to insist upon future performance of any such term or condition.

10.12                 Severability.  Invalidation of any one of the provisions of this Agreement for any reason shall in no way affect any other provision hereof, and all such other provisions shall remain in full force and effect.

10.13                 Attorneys’ Fees.  In the event of any action to enforce this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the non-prevailing party (as determined by the decision maker in such action) all attorneys’ fees and other costs and expenses incurred by the prevailing party in connection with such action (including any appeal thereof).

10.14                 No Third Party Beneficiaries.  Except for the rights of JHU as licensor of the Licensed Patents to Onco, no person who is not a party to this Agreement (or a permitted successor or assignee) shall have any right to enforce any term of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their authorized representatives.

Exact Sciences Corporation		Oncomethylome Sciences, S.A.

By	/s/ Kevin T.Conroy	By	/s/ J. Groen

Name:	Kevin T. Conroy	Name:	J. Groen

Title:	CEO	Title:	CEO

Date:	7/27/2010	Date:	7/27/2010